FIRST AMENDMENT
                                      TO
                                  THE BYLAWS
                                      OF
                         K.L.S. ENVIRO RESOURCES, INC.

     The Bylaws of K.L.S. Enviro Resources, Inc., a Nevada corporation (the "Corporation") hereby amends its Bylaws as follows:

     The Bylaws of the Corporation are hereby amended by deleting Article VIII and replacing it with the following:

     Section 8.1 Indemnification. The Corporation shall indemnify its directors, officers, employees, fiduciaries and agents (collectively "director" or "officer") to the full extent permitted by the Nevada Revised Statutes or any successor statute. In particulary, and not in derogation of the generality of the foregoing, except as provided in this section, the Corporation shall indemnify an individual made a party to a proceeding because he/she is or was a director or officer, against liability incurred in the proceeding if:

     (a)     his/her conduct was in good faith;

     (b) he/she reasonably believed that his/her conduct was in, or not opposed to, the Corporation's best interests; and

     (c) in the case of any criminal proceeding, he/she had no reasonable cause to believe his/her conduct was unlawful.

     The Corporation shall not indemnify a director or officer under this section in connection with an action, suit or proceeding by or in the right of the Corporation in which the director or officer was adjudged by a court of competent jurisdiction after exhaustion of all appeals to be liable to the Corporation.

     Section 8.2 Determination. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, he/she shall be indemnified against expenses (including attorneys' fees) which he/she actually and reasonably incurred in connection therewith. Any other indemnification shall be made by the Corporation upon a determination that indemnification of the director or officer is proper in the circumstances. Such determination shall be made either by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, by independent legal counsel in a written opinion, or by the shareholders by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

     Section 8.3 General Indemnification. The indemnification and advancement of expenses provided by this Article may not be construed to be exclusive of any of the rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in another capacity while holding office.

     Section 8.4 Advances. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking, which need not be secured, by or on behalf of the director or officer that he/she shall repay the amount advanced if it is ultimately determined that he/she is not entitled to be indemnified by the Corporation as authorized by this Article.

     Section 8.5 Scope of Indemnification. The indemnification and advancement of expenses authorized by this Article shall apply to all present and future directors or officers of the Corporation and shall continue as to such persons who cease to be directors or officers of the Corporation and shall inure to the benefit of the heirs, executors, the administrators of all such persons and shall be in addition to all other indemnification and advancement of expenses provided by law.

     Section 8.6 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status in any such capacity, whether or not such corporation would have the power to indemnify him against any such liability under the provisions of this Article VIII or the laws of the State of Nevada, as the same may hereafter be amended or modified.

     Adopted by resolution of the Board of Directors March 10, 1997.


                                    /s/ Jeffrey N. Clayton
                                    -----------------------------
                                    Jeffrey N. Clayton, Secretary